UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

Exergetic Energy, Inc.
(Exact name of Registrant as specified in its charter)

Michigan	27-2950066
(State of Incorporation)	(IRS Employer Identification Number)

440 Burroughs, Suite 386, Detroit, MI	48202
(Address of Principal Executive Offices)	(Zip Code)

2010 Employee Benefit Plan
(Full title of the plan)

Clarence B. McCollum, 440 Burroughs, Suite 386, Detroit, MI 48202
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the 2010 Employee Benefit Plan:
As soon as practicable after this registration statement becomes effective

Total Number of Pages: 7
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.0001	2,150,000	$0.25(2)	$537,500	$62.40
(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the bid price of the Registrant's common stock on OTCQB on January 19, 2011.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

            The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended, (the " Act").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

            The employees participating in the 2010 employee benefit plan shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant's CEO or corporate secretary at 440 Burroughs, Suite 386, Detroit, MI 48202, telephone number (313) 405-7547.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this registration statement:

- Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the Commission;
- Registrant's Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission;
- Registrant's Current Report on Form 8-K, as filed with the Commission on December 29, 2010;
- The description of the Registrant's Common Stock is set forth in the Registrant's registration statement on Form 10SB/12g filed with the SEC on January 26, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant's common stock is registered under Section 12(g) of the Exchange Act. The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form 10SB/12g  filed with the SEC on January 26, 2001.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

            None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 1561 through 1571 of the Michigan Business Corporation Act (the “MBCA”) authorize a corporation to grant or a court to award, indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act.

The Bylaws of the Company provide that the Company shall, to the fullest extent authorized or permitted by the MBCA, or other applicable law, indemnify a director or officer who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses, including actual and reasonable attorneys’ fees, and amounts paid in settlement incurred in connection with the action or suit, if the indemnitee acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders.

The Bylaws also authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of the MBCA.

Section 1209 of the MBCA permits a Michigan corporation to include in its Articles of Incorporation a provision eliminating or limiting a director’s liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Thomas J. Craft, Jr., PL, regarding legality of the securities, filed herewith.
23.1	Consent of Thomas J. Craft, Jr., PL, contained in Exhibit 5.1 filed herewith.
23.2	Consent of Silberstein Ungar, PLLC, filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by section 10(a)(3) of the Act;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:
    (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
    (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this January 20, 2011.

Exergetic Energy, Inc.
/s/ Clarence B. McCollum
CEO and Chairman

Exhibit 5.1

Thomas J. Craft, Jr., PL
5420 North Ocean Drive, Suite 2102
Singer Island, FL 33404
Phone: (561) 317-7036

January 19, 2011
U.S. Securities and Exchange Commission
Washington, DC 20549

Re:	Exergetic Energy, Inc.
Commission File No. 0-32267
Registration Statement on Form S-8

Gentlemen:

I have been requested by Exergetic Energy, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 2,150,000 shares of common stock to be registered under the 2010 Employee Benefit Plan.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr.,PL
Thomas J. Craft, Jr., PL

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)

Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 20, 2011

To the Board of Directors of
Exergetic Energy, Inc.
Southfield, Michigan

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 25, 2010, relating to the balance sheets of Specialized Services, Inc. as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended appearing in the Annual Report on Form 10-K.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC